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                         MERIDIAN INDUSTRIAL TRUST, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     FOR THE THREE MONTHS ENDED MARCH 31, 1998,
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
         FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO DECEMBER 31, 1995
                             (IN THOUSANDS, EXCEPT RATIOS)


                                                                                                         FROM
                                                          THREE MONTHS                               MAY 18, 1995
                                                              ENDED      YEAR ENDED    YEAR ENDED        TO
                                                            MARCH 31,    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                               1998         1997           1996          1995
                                                          -----------    ------------  ------------  ----------
EARNINGS:
  Income (loss) from operations before minority
    interest, gain or loss on divestiture of properties,
    and extraordinary item                                 $   10,251    $   23,988    $   11,161    $   (1,293)
  Interest expense(1)                                           4,592        11,022         6,065             5
                                                           ----------    ----------    ----------    ----------
TOTAL EARNINGS                                             $   14,843    $   35,010    $   17,226    $   (1,288)
                                                           ----------    ----------    ----------    ----------
FIXED CHARGES:
  Interest expense(1)                                      $    4,592    $   11,022    $    6,065    $        5
  Capitalized interest                                            796         1,820           561             -
  Preferred Dividends                                             750         2,818         2,412            29
                                                           ----------    ----------    ----------    ----------
TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS                $    6,138    $   15,660    $    9,038    $       34
                                                           ----------    ----------    ----------    ----------
RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING
  PREFERRED DIVIDENDS                                            2.75          2.73          2.60             - (2)
                                                           ----------    ----------    ----------    ----------
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED DIVIDENDS                                        2.42          2.24          1.91             - (2)
                                                           ----------    ----------    ----------    ----------

Note:
(1)  Includes amortization of deferred financing fees.

(2) Indicates a ratio of less than zero. The Company was incorporated on May 18, 1995. Except for interest earned on its investments and general and administrative expenses incurred and accrued, the Company had no other activities prior to February 23, 1996, the date of the Merger.